CSMG 2012 SVP/Managing Director Bonus Plan

This 2012 SVP/Managing Director Bonus Plan covers only the SVP/Managing Director of Cambridge Strategic Management Group, Inc. and Cambridge Adventis Ltd. (together “CSMG”) – i.e. Susan Simmons. The available bonus pool is calculated as follows:

1.	If the 2012 Direct Contribution Margin (DCM) for CSMG is equal to or greater than $2,000,000, the SVP/MD will be eligible to receive a bonus of $50,000.

2.	The SVP/MD will be eligible to receive an additional bonus based upon the 2012 Unit Contribution Margin (UCM) for CSMG as the UCM thresholds in the table below are met.

UCM Threshold	Additional Eligible Bonus	Cumulative Additional Eligible Bonus
$1,000,000	$50,000	$50,000
$1,500,000	$35,000	$85,000
$2,000,000	$65,000	$150,000

Bonus will be paid under the SVP/Managing Director Bonus Plan within ninety days of calendar year end once all revenue and expense numbers have been finalized for the year.

Definitions

Controllable Selling General and Administrative (SG&A) – Includes non-billable salaries & benefits, sign on bonus and delivery bonus (a portion of these bonuses is allocated to SG&A based on professional staff non-billable time), non-billable travel and entertainment, non-billable consultant time, recruiting fees, bad debt expense, severance and Controllable G&A Expenses. See Appendix A for a list of Controllable G&A Expenses.

Cost of Services – The actual cost incurred to provide the services – including salaries, taxes and benefits, out of pocket expense, surcharges, Research & Information Fees, external consultant fees and agent fees and delivery and sign on bonuses (a portion of these bonuses is allocated to Cost of Service based on utilization of professional staff).

Direct Contribution Margin (DCM) – Total Revenue minus Cost of Services and minus Controllable Selling General and Administrative (SG&A) expenses.

Expense Revenue – GAAP revenues recognized within the period for reimbursed project expenses.

Fee Revenue – GAAP revenues for professional services performed working on client engagements within the period. Fee Revenue includes Expense Revenue (or charge) to the extent that Expense Revenues exceed or fall short of actual expenses booked against the project.

Non – Controllable SG&A expenses – Reference Appendix B for a listing of accounts included. Disputes regarding whether a cost is controllable or non-controllable will be addressed in a fair and appropriate manner. The final determination of what will be included will be made by the CFO.

CSMG, Inc. – 2012 SVP/MD Bonus Plan

Research & Information Fees – includes charges for 3rd party paid research services including but not limited to IDC, Thompson Financial and other third party research and information services. These fees are assessed as a cost to the project at a rate of 3% of Fee Revenue.

Total Revenue – GAAP Fee Revenue for professional services performed working on client engagements plus Expense Revenue billed to and reimbursed by the client (including Research & Information Fees).

Unit Contribution Margin (UCM) – DCM minus Non-Controllable SG&A Expenses and minus VP Bonus.

VP Bonus – Any bonus paid under the CSMG 2012 Sales Bonus Plan.

CSMG, Inc. – 2012 SVP/MD Bonus Plan

APPENDIX A: Controllable G&A Expenses - consist of the following P&L accounts

Description
Cellular Service	Photocopy
Blackberry	Postage
Bridge	Payroll Fees
Legal – Services	Research & Data Fees
Legal – Expenses	Surveys
Consulting	Training
External Consultants	Dues/Memberships
Outside/Temp Help	Sales Support Presentation
Commission – Agent	Proposal Support
Facilitator Fees	Sales Training
Advertising	Sales/Project Tracking System
Marketing	Contributions
Product Development	Memberships
Direct Marketing	Computer Allowance
Tradeshows	Meetings
Newsletter	Meetings Expense
Holiday Gifts, Cards, Etc.	Special Events – TMC's
Gifts – Consult/Clients/Other	Client Events
Brochure/Collateral	Auto Lease
Auto Insurance	Car Allowance
D&O Insurance	Courier
Stationery	Cleaning
Research & Data Fees	Storage Fees
Office Supplies	Rental Equipment
Computer Supplies	Repair & Maintenance
Printing	Federal Express
Stationery	Currency Gain/Loss
Subscriptions	Misc. Exp

APPENDIX B: Non-Controllable G&A Expenses - consists of the following P&L Accounts

CSMG, Inc. – 2012 SVP/MD Bonus Plan

Description

Website

ISP/Net Circuit

Local – Voice

Long Distance Service

Database Management

Accounting

Legal Settlement

Bank Service Charges

Credit Card Charges

Credit inquiry fees

Penalties and Fines

Taxes – Personal Property

Interest Expense – Miscellaneous

Commercial Liab Ins

Auto Insurance

D&O Insurance

Mark-Up Expense Clearing

Extraordinary Items

Gain & Loss On Disposal

Repair & Maintenance – Contract

Investor Relations

Public Relations

NASDAQ Fees

Office Relocation

General Taxes & Licenses

Sales Use Tax

Operating Taxes

Rent Office Space

Accretion Expense

Electric

Gas

Water

CSMG 2012 Sales Bonus Plan

(also referred to as Incentive Compensation Agreement in some Employment Agreements)

Who is Eligible for the CSMG 2012 Sales Bonus Plan?

This 2012 Sales Bonus Plan covers only the Vice Presidents (VP’s) of Cambridge Strategic Management Group, Inc. and Cambridge Adventis Ltd. (together “CSMG”). This plan does not cover projects that are sold and delivered by employees of any other TMNG Global company, i.e. TMNG US, TMNG Europe or Cartesian.

In order to be eligible to participate in the 2012 Sales Bonus Plan, the VP must have high enough Potential VP Compensation to cover their Annual Base Salary. If the Potential VP Compensation for that VP is not high enough to cover the VP’s Annual Base Salary, that VP will not receive a sales bonus.

The bonus shall become earned in whole and shall become fully vested if the VP remains continuously employed until December 31, 2012 and qualifies for a bonus payment under the terms outlined herein.

The VP is not required to make any monetary payment as a condition to being eligible to participate and receive bonus compensation under the Plan. The sole consideration for participation shall be the services rendered to CSMG or for its benefit during the 2012 fiscal year.

VP Bonus Determinants and Calculations

The VP Earned Bonus is calculated as follows:

1.	Determine the VP’s Individual Contribution Margin % (ICM%). The ICM% is calculated from Individual Contribution Margin Reports (see attached CSMG 2012 Sales Bonus Plan – Proforma ICM Report Illustration tab for an example). While the ICM% calculation will be analyzed quarterly, ultimately it is an annual calculation that will determine the final amount earned under the Plan.

2.	Each ICM % range (see attached CSMG 2012 Sales Bonus Plan - Bonus Calculator Matrix ICM tab) corresponds to a VP Bonus Percentage.

3.	That VP Bonus Percentage is then multiplied by an individual VP’s Fee Revenue to calculate the Potential VP Compensation for that VP.

4.	Each VP’s Annual Base Salary is then subtracted from their Potential VP Compensation. If for any VP, this calculation results in a negative number, that VP is not eligible to receive any pay-outs under this Plan. Only VP’s that have Potential VP Compensation in excess of their Annual Base Salary are eligible for bonus.

Cross-Selling and Co-Selling Bonus Calculations

The VP’s of CSMG are able to earn bonus through Cross-Selling and Co-Selling. It is understood that the sale of a consulting project involves both a relationship and content delivery. Each sale may involve a different level of effort (i.e. lead, qualifying, proposal development and close). The CSMG VP has the opportunity to evaluate level of effort required and whether or not to pursue that opportunity given bonus sharing arrangements. We will not double count revenue for “cross selling”.

There are 3 possible scenarios for VP’s to participate in Cross-Selling and Co-Selling:

Scenario 1 – cross-selling – A non-strategy project is sold & delivered solely by a CSMG VP utilizing a combination of CSMG and non-CSMG professional staff. The CSMG VP gets credit for 100% of the project’s Fee Revenue and the CSMG Sales Bonus Plan applies.

Scenario 2 – cross-selling – A strategy project is sold solely or jointly by a non-CSMG company but delivered by CSMG. The CSMG VP responsible for delivering the project gets credit for 100% of the project’s Fee Revenue and the CSMG Sales Bonus Plan applies.

CSMG – 2012 Sales Bonus Plan

Scenario 3 – co-selling – multiple CSMG VPs are involved in the sale of a strategy project. The project revenue is split among the VPs (as agreed to by the VPs) and the CSMG Bonus Plan applies. The revenue split must be identified on the project set-up sheet.

Treatment of Significant Events

The following situations are considered significant events and may result in a pro-rata calculation of CSMG’s VP’s Earned Bonus:

i)	If TMNG experiences a Change in Control, any bonus that has been earned but not paid under the CSMG 2012 Sales Bonus Plan as of the date of the Change in Control, shall be assumed by the acquiring or successor entity and settled in accordance with the terms and guidelines as set forth in this document. Notwithstanding the above, in the event of a Change in Control wherein CSMG continues in existence after such Change in Control and actively continues the conduct of its ongoing business, the CSMG 2012 Sales Bonus Plan shall be deemed to remain in effect through the end of 2012 and CSMG shall remain responsible for the settlement of any vested or future bonus payments in accordance with the terms and conditions outlined in this document;

ii)	If TMNG sells CSMG, any bonus that has been earned but not yet paid under the CSMG 2012 Sales Bonus Plan as of the date of the sale, shall either be paid by CSMG or TMNG on the date of sale. Notwithstanding the above, in the event of a sale wherein CSMG continues in existence after such sale and actively continues the conduct of its ongoing business, the CSMG 2012 Sales Bonus Plan shall be deemed to remain in effect through the end of 2012 and CSMG shall remain responsible for the settlement of any vested or future bonus payments in accordance with the terms and conditions outlined in this document.;

iii)	If TMNG shuts down CSMG and CSMG ceases to be an ongoing concern, any bonus that has been earned under the CSMG 2012 Sales Bonus Plan as of the date the business is terminated, shall be paid at the time of the termination. In order to allow a fair and reasonable amount of time to close the books and determine controllable expenses in order to calculate the payouts, the VP Bonus Compensation will be determined as of the last date that CSMG is considered a going concern, or not more than 30 days after the company ceases marketing efforts.

When Bonus Will be Paid

When business projections warrant it, individual sales bonus will be paid on a quarterly basis within 60 days of the close of the quarter with the exception of the fourth quarter, which will be paid within ninety days of the fiscal year end. The first three quarterly payments are considered to be “recoverable payments”. Recoverable payments take into consideration a VP’s full Annual Base Salary, along with Fee Revenue to-date, pipeline, etc. Any recoverable payment may or may not be made at the discretion of TMNG’s CFO. The fourth quarter will be a true up for the year based upon final operating results for CSMG. If any quarterly bonus calculation produces negative results, management reserves the right to adjust payroll accordingly.

CSMG – 2012 Sales Bonus Plan

Definitions

Annual Base Salary – the gross wages paid to the US VP on a regular bi-weekly basis multiplied by twenty-six or to the UK VP on a regular monthly basis times twelve. STD and LTD gross ups are not included in Annual Base Salary.

Bonus % - Bonus % is determined by the ICM%. See the Bonus Calculator Matrix ICM tab in the CSMG 2012 Sales Bonus file for the Bonus % assigned to each ICM%.

Change in Control – a Change in Control shall be deemed to occur upon the occurrence of any of the following events: (i) the sale, lease or conveyance or other disposition of at least fifty percent (50%) of TMNG’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business; (ii) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of TMNG, except if such Person is (a) a subsidiary of TMNG, (b) an employee stock ownership plan for employees of TMNG or (c) a company formed to hold TMNG’s common equity securities, provided that, at the time such company became such holding company, substantially all the stockholders of TMNG comprise such holding company’s stockholders and hold at least a majority of the voting power of such holding company; or (iii) a merger (in which TMNG is not the surviving operating entity), consolidation, liquidation or dissolution of TMNG or winding up of the business of TMNG.

Co-Selling – occurs when two or more business development VPs are involved in the sale of a project. In the case of a co-sale, project revenue may be split among multiple VPs. Any co-sales should be designated as such on the project set-up sheet and a list of VPs and the percent of revenue they will receive credit for should be included.

Cost of Service – The actual cost incurred to provide the services – including salaries, taxes, benefits, out of pocket expenses, surcharges, external consultant fees and agent fees.

Cross Selling – occurs when a strategy project is sold by a non-CSMG employee or when CSMG sells a non-strategy project that is delivered by a non-CSMG business unit.

Earned Bonus - that VP’s Fee Revenue multiplied by that VP’s Bonus % minus that VP’s Annual Base Salary.

Fee Revenue – GAAP revenues for professional services performed working on client engagements.

Gross Margin – Total Revenue minus Cost of Service and minus Cross Selling Expense.

Individual Contribution Margin (ICM) – The Gross Margin for that VP’s projects minus the Non-Billable VP Salaries & Benefits for that VP, minus the T&E – VP Non-billable for that VP and minus Research & Information Fees.

Individual Contribution Margin % (ICM%) – Individual Contribution Margin divided by Fee Revenue.

Non-Billable VP Salaries & Benefits – the non-billable portion of VP salaries, taxes & benefits.

Potential VP Compensation – the VP’s Fee Revenue multiplied by that VP’s Bonus Percentage.

Research & Information Fees – includes charges for 3rd party paid research services including but not limited to IDC, Thompson Financial and other third party research and information services. These fees are assessed as a cost to the project at a rate of 3% of Fee Revenue.

CSMG – 2012 Sales Bonus Plan

T&E – VP Non-billable – includes the VP’s non-billable airfare, hotel, meals, entertainment, rental car, transportation, parking and any other applicable non-billable travel expenses.

Total Revenue –GAAP revenue for professional services performed working on client engagements plus expenses billed to and reimbursed by the client (including Research & Information Fees).

CSMG – 2012 Sales Bonus Plan

BONUS CALCULATOR MATRIX
Based Upon individual Contribution Margin (ICM) %

ICM	VP BONUS Factor %
30%	0.00%
31%	12.25%
32%	12.50%
33%	12.75%
34%	13.00%
35%	13.25%
36%	13.50%
37%	13.75%
38%	14.00%
39%	14.25%
40%	14.50%
41%	14.75%
42%	15.00%
43%	15.25%
44%	15.50%
45%	15.75%
46%	16.00%
47%	16.25%
48%	16.50%
49%	16.75%
51%	17.00%
52%	17.25%
53%	17.50%
54%	17.75%
55%	18.00%
56%	18.25%
57%	18.50%
58%	18.75%
59%	19.00%
60%	19.25%
61%	19.50%
62%	19.75%
63%	20.00%
64%	20.25%
65%	20.50%
66%	20.75%
67%	21.00%
68%	21.25%
69%	21.50%
70%	21.75%